Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement 333-135054

Financing

of

GTC Biotherapeutics, Inc.

By reading the information contained within this document, the recipient agrees with GTC Biotherapeutics, Inc. and C.E. Unterberg, Towbin, LLC to maintain in confidence such information, together with any other non-public information regarding GTC Biotherapeutics, Inc. obtained from GTC Biotherapeutics, Inc., C.E. Unterberg, Towbin, LLC or their agents during the course of the proposed financing and to comply with the recipient’s obligations under applicable U.S. and state securities laws.

C.E. Unterberg, Towbin, LLC

Rodman & Renshaw, LLC

Oppenheimer & Co. Inc.

The Company has filed a registration statement (Registration No. 333-135054, including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or any placement agent participating in the offering will arrange to send you the Base Prospectus if you request it by calling (212) 389-8011.

CONFIDENTIAL

SUMMARY OF TERMS AND CONDITIONS

This Confidential Summary of Terms and Conditions is not intended to be contractually binding, other than the section entitled “Confidential Information,” and is subject in all respects (other than with respect to such section) to the execution of the Securities Purchase Agreement.

Issuer:	GTC Biotherapeutics, Inc., a Massachusetts corporation (the “Company”).

Securities Offered:	Up to 12,000,000 units (the “Units”), each consisting of (i) one share (the “Share” and collectively the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) one warrant (the “Warrant” and collectively the “Warrants”) to purchase 0.65 Shares of Common Stock, for a purchase price of $1.46125 per Unit. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately.

Warrants:	The Warrants may be exercised at any time after the Closing Date until the tenth anniversary of the Closing Date. The exercise price of the Warrants shall be 1.4145. The Warrants shall have the rights, preferences, privileges and restrictions as set forth in the form of Warrant attached as Exhibit A to the Subscription Agreement.

Pre- and Post-Offering Capitalization of the Company:	Type	Pre-Financing Shares(1)	Post-Financing Shares(2)

	Common Stock	61,398,095	73,398,095
	Warrants(3)	6,823,668	14,623,668
	Stock Options(4)	3,735,793	3,735,793

	Total	71,957,556	91,757,556

(1)      As of June 30, 2006.

(2)      Assumes 12,000,000 Units sold by the Company in the Offering.

(3)      Includes outstanding warrants to purchase Common Stock.

(4)      Includes outstanding options that were vested as of or vest within 60 days after June 30, 2006 but excludes unvested options covering 1,158,653 shares of Common Stock.

Purchase Price:	$1.46125 per Unit.

Use of Proceeds to Company:	For general corporate purposes.

2

Subscription and Closing Date:	The Company and each investor participating in the Offering (each an “Investor” and collectively the “Investors”) shall execute a Subscription Agreement in substantially the form set forth herein and each Investor shall execute an Investor Questionnaire in substantially the form set forth herein. It is expected that the closing of the Offering shall occur, and the Units shall be issued to the Investors and funds paid to the Company therefor, on or about July 21, 2006 (the “Closing Date”).

Rights of Participation	For a period of 15 months following the Closing Date, the Investors shall have a pro rata right, calculated on a fully diluted basis, to participate in up to 20% of any future sales of capital stock or securities convertible into capital stock by the Company, other than (i) shares that are issued in sales that are customarily excluded from such right, including securities issuable upon conversion of currently outstanding convertible securities, options or shares granted or sold under the Company’s stock option plans, debt securities (with no equity or equity-linked features) issued to financial institutions or lenders in connection with bank loan, credit, lease, or other debt financing arrangements (where warrant coverage is not greater than 5%), securities issued to vendors, partners or other parties in connection with licenses, strategic partnerships, relationships or other similar business arrangements where the purpose of the arrangement is not primarily the raising of capital, or securities issued in connection with certain mergers or other acquisitions and or (ii) in the event participation may, in the sole discretion of counsel to the Company, result in aggregation for NASD purposes.

Restriction of Future Financings:	For a period of six (6) months following the Closing Date, the Company shall not issue any additional securities, other than securities that are issued in sales that are customarily excluded from such right, including options and shares granted or sold to employees, directors and consultants, debt securities (with no equity or equity-linked features) issued to financial institutions or lenders in connection with bank loan, credit, lease, or other debt financing arrangements (where warrant coverage is not greater than 5%), securities issued to vendors, partners or other parties in connection with licenses, strategic partnerships, relationships or other similar business arrangements where the purpose of the arrangement is not primarily the raising of capital, securities issued in connection with certain mergers or other acquisitions and approved by a majority of the Investors.

Risk Factors:	The Units offered hereby involve a high degree of risk. See the disclosure relating to the risks affecting the Company set forth in the documents filed by the Company with the SEC under the Securities Exchange Act of 1934, as amended.

Nasdaq Global Market Symbol:	GTCB

3

Confidential Information:	The recipient of this Confidential Summary of Terms and Conditions and the materials attached hereto agrees with the Company and C.E. Unterberg, Towbin, LLC to maintain in confidence this disclosed information, together with any other non-public information regarding the Company obtained from the Company, C.E. Unterberg, Towbin, LLC or their agents during the course of the proposed Offering and to comply with the recipient’s obligations under U.S. and state securities laws.

Company’s Counsel:	Edwards Angell Palmer & Dodge LLP 111 Huntington Avenue Boston, MA 02199 Attention: Nathaniel S. Gardiner, Esq. Phone: (617) 239-0293 Telecopy: (617) 227-4420

Transfer Agent:	American Stock Transfer and Trust Company

Placement Agents:	The Company has engaged C.E. Unterberg, Towbin, LLC, Rodman & Renshaw, LLC and Oppenheimer & Co. Inc. to act as placement agents in connection with the Offering. The placement agents will receive from the Company a fee based on a percentage of the gross proceeds from the sale of the Units.

Placement Agents’ Counsel:	Goodwin Procter LLP Exchange Place Boston, MA 02109 Phone: (617) 570-1000 Fax: (617) 523-1231 Attn: Jocelyn Arel, Esq.

4

INSTRUCTION SHEET FOR INVESTOR

(to be read in conjunction with the entire Subscription Agreement and the Investor Questionnaire)

A.	Complete the following items in the Subscription Agreement and in the Investor Questionnaire:

1. Provide the information regarding the Investor requested on the signature pages to the Subscription Agreement and in the Investor Questionnaire. Please submit a separate Subscription Agreement and Investor Questionnaire for each individual fund/entity that will hold the Units. The Subscription Agreement and the Investor Questionnaire must be executed by an individual authorized to bind the Investor.

2. Return the signed Subscription Agreement and Investor Questionnaire to:

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Attention: President

Phone: (508) 620-9700

Telecopy: (508) 370-3797

And fax copies to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Attention: Nathaniel S. Gardiner, Esq.

Phone: (617) 239-0293

Telecopy: (617) 316-8245

And

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Phone: (617) 570-1000

Fax: (617) 523-1231

Attn: Jocelyn Arel, Esq.

An executed original Subscription Agreement and Investor Questionnaire or a fax thereof must be received by 2:00 p.m., New York City time, on a date to be determined and distributed to the Investor at a later date.

B.	Instructions regarding the transfer of funds for the purchase of Units will be delivered to the Investor by the Company and/or the Escrow Agent.

5

SUBSCRIPTION AGREEMENT

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

1. This Subscription Agreement (this “Agreement”) is made as of the date set forth below between GTC Biotherapeutics, Inc., a Massachusetts corporation (the “Company”), and the Investor.

2. The Company has authorized the sale and issuance to certain investors of up to an aggregate of 12,000,000 units (the “Units”), each consisting of (i) one share (the “Share” and collectively the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”) and (ii) one warrant (the “Warrant” and collectively the “Warrants”) to purchase .65 Shares of Common Stock (and the fractional amount being the “Warrant Ratio”), in substantially the form attached hereto as Exhibit A, subject to adjustment by the Company’s Board of Directors, or a committee thereof, for a purchase price of $1.46125 per Unit (the “Purchase Price”). The shares issuable upon the exercise of the Warrants are referred to herein as the “Warrant Shares” and, together with the Units, the Shares and the Warrants, are referred to herein as the “Securities”.

3. The offering and sale of the Securities (the “Offering”) is being made pursuant to an effective Registration Statement on Form S-3 (including the Prospectus contained therein (the “Base Prospectus”) and the exhibits thereto and the documents incorporated therein by reference, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), if applicable, certain preliminary prospectuses and/or “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended), that have or will be filed with the Commission and delivered to the Investor on or prior to the date hereof (the “Time of Sale Prospectus”), and a Prospectus Supplement (the “Prospectus Supplement”) containing certain supplemental information regarding the Shares and terms of the Offering that will be filed with the Commission and delivered, or otherwise made available, to the Investor along with the Company’s counterpart to this Agreement.

4. The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Units as set forth below for the aggregate purchase price set forth below. The Units shall be purchased pursuant to the Terms and Conditions for Purchase of Units attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein.

5. The manner of settlement of the Shares included in the Units and purchased by the Investor shall be determined by such Investor as follows (check one):

☐ A.	Delivery by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and released by

American Stock Transfer & Trust Company, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DEPOSIT/WITHDRAWAL AT CUSTODIAN (“DWAC”) INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE UNITS BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

U.S. Bank

ABA No.: 091000022

Corporate Trust Services

Acct. No.: 173103321050

Ref: GTC Therapeutics Subscription Escrow

– OR –

☐ B.	Delivery versus payment (“DVP”) through DTC (i.e., the Company shall deliver Shares registered in the Investor’s name and address as set forth below and released by the Transfer Agent to the Investor at the Closing directly to the account(s) at C.E. Unterberg, Towbin, LLC identified by the Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC). NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	NOTIFY C.E. UNTERBERG, TOWBIN, LLC OF THE ACCOUNT OR ACCOUNTS AT C.E. UNTERBERG, TOWBIN, LLC TO BE CREDITED WITH THE SHARES BEING PURCHASED BY SUCH INVESTOR, AND

(II)	CONFIRM THAT THE ACCOUNT OR ACCOUNTS AT C.E. UNTERBERG, TOWBIN, LLC TO BE CREDITED WITH THE SHARES BEING PURCHASED BY THE INVESTOR HAVE A MINIMUM BALANCE EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE UNITS BEING PURCHASED BY THE INVESTOR.

IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC OR DVP IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE UNITS OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES AND WARRANTS MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

6. The executed Warrant shall be delivered in accordance with the terms thereof.

7. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) it is not a NASD member or an Associated Person (as such term is defined under the NASD Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the Offering of the Units, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

8. The Investor represents that it has received the final Base Prospectus, dated July 7, 2006, which is a part of the Company’s Registration Statement, and any free writing prospectus, prior to or in connection with the receipt of this Agreement (collectively, the “Disclosure Package”) and the Prospectus Supplement along with the Company’s counterpart to this Agreement .

9. No offer by the Investor to buy Units will be accepted and no part of the Purchase Price will be delivered to the Company until the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or a Placement Agent on behalf of the Company) sending (orally, in writing, or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until this Agreement is accepted and countersigned by or on behalf of the Company.

Number of Units:

Purchase Price Per Unit: $1.46125

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: July 18, 2006

INVESTOR

By:

Print Name:

Title:

Address:

Agreed and Accepted this day of July 2006

GTC BIOTHERAPEUTICS, INC.

By:
Title:

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF UNITS

1. Authorization and Sale of the Units. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Units, which consist of the Shares and the Warrants.

2. Agreement to Sell and Purchase the Units; Placement Agents.

2.1 At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Units set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Units are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth on the Signature Page.

2.2 The Company proposes to enter into substantially this same form of Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Units to them. The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”

2.3 Investor acknowledges that the Company intends to pay C.E. Unterberg, Towbin, LLC, Rodman & Renshaw, LLC and Oppenheimer & Co. Inc. (together, the “Placement Agents”) a fee (the “Placement Fee”) in respect of the sale of Units to the Investor.

2.4 The Company has entered into a Placement Agent Agreement (the “Placement Agreement”) with the Placement Agents that contains certain representations and warranties, covenants, agreements and indemnities of the Company to the Placement Agents that may be relied upon by the Investor, which shall be a third party beneficiary thereof. As a condition to closing, the Company shall cause its counsel to issue to the Investor or to permit the Investor to rely on any legal opinions being issued to the Placement Agent in connection with the transactions contemplated hereby. A copy of the Placement Agreement is available upon request.

3. Closings and Delivery of the Units and Funds.

3.1 Closing. The completion of the purchase and sale of the Units (the “Closing”) will occur at a place and time (the “Closing Date”) to be specified by the Company and the Placement Agents, and of which the Investors will be notified in advance by the Placement Agents. At the Closing, (a) the Company will cause the Transfer Agent to deliver to the Investor the number of Shares (and Units) set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit B, in the name of a nominee designated by the Investor, (b) the Company shall cause to be delivered to the Investor a Warrant to purchase the number of whole Warrant Shares determined by multiplying the number of Shares (and Units) set forth on the signature page by the Warrant Ratio and rounding down to the nearest whole number and (c) the aggregate purchase price for the Units being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.

3.2 (a) Conditions to the Company’s Obligations. The Company’s obligation to issue the Shares and the Warrants to the Investor will be subject to the receipt by the Company of the purchase price for the Units being purchased hereunder as set forth on the Signature Page and the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

(b) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Units will be subject to the accuracy of the representations and warranties made by the Company and the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing Date, including, without limitation, those contained in the Placement Agent Agreement (collectively, the “Company Closing Conditions”) , and to the condition that the Placement Agent shall not have: (1) terminated the Placement Agreement pursuant to the terms thereof or (2) determined that the conditions to the closing in the Placement Agreement have not been satisfied. The Investor’s obligations are expressly not conditioned on the purchase by any or all of the Other Investors of the Units that they have agreed to purchase from the Company.

3.3 Delivery of Funds.

(a) Delivery by Electronic Book-Entry at The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the following account designated by the Company and the Placement Agents pursuant to the terms of that certain Escrow Agreement (the “ Escrow Agreement”) dated as of July 18, 2006, by and among the Company, the Placement Agents and U.S. Bank National Association (the “ Escrow Agent”):

U.S. Bank

ABA No.: 091000022

Corporate Trust Services

Acct. No.: 173103321050

Ref: GTC Therapeutics Subscription Escrow

Such funds shall be held in escrow until the Closing and delivered by the Escrow Agent on behalf of the Investors to the Company upon the satisfaction, in the sole judgment of the Placement Agents, of the Company Closing Conditions. The Placement Agents shall have no rights in or to any of the escrowed funds, unless the Placement Agents and the Escrow Agent are notified in writing by the Company in connection with the Closing that a portion of the escrowed funds shall be applied to the Placement Fee. The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) arising under this Section 3.3 or otherwise with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Investor shall also furnish to the Placement Agents a completed W-9 form (or, in the case of an Investor who is not a United States citizen or resident, a W-8 form).

(b) Delivery Versus Payment through The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall confirm that the account or accounts at C.E. Unterberg, Towbin, LLC to be credited with the Shares being purchased by the Investor have a minimum balance equal to the aggregate purchase price for the Units being purchased by the Investor.

3.4 Delivery of Shares.

(a) Delivery by Electronic Book-Entry at The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian (“DWAC”) instructing American Stock Transfer & Trust Company, the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agents. Simultaneously with the delivery to the Company by the Escrow Agent of the funds held in escrow pursuant to Section 3.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.

(b) Delivery Versus Payment through The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall notify C.E. Unterberg, Towbin, LLC of the account or accounts at C.E. Unterberg, Towbin, LLC to be credited with the Shares being purchased by such Investor. On the Closing Date, the Company shall deliver the Shares to the Investor directly to the account(s) at C.E. Unterberg, Towbin, LLC identified by Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC.

4. Representations, Warranties and Covenants of the Investor.

4.1 The Investor represents and warrants to, and covenants with, the Company that (a) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Units, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Units, (b) the Investor has answered all questions on the Signature Page and the Investor Questionnaire for use in preparation of the Prospectus Supplement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date, and (c) the Investor, in connection with its decision to purchase the number of Units set forth on the Signature Page, is relying only upon the Disclosure Package, the documents incorporated by reference therein and the representations and warranties of the Company contained herein.

4.2 The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or any Placement Agent that would permit an offering of the Units, or possession or distribution of offering materials in connection with the issue of the Units in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Units or has in its possession or distributes any offering material, in all cases at its own expense. The Placement Agents are not authorized to make and have not made any representation or use of any information in connection with the issue, placement, purchase and sale of the Units, except as set forth or incorporated by reference in the Disclosure Package or the Prospectus.

4.3 The Investor further represents and warrants to, and covenants with, the Company that (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

4.4 The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Units.

4.5 The Investor represents, warrants and agrees that, since the earlier to occur of (i) the date on which the Placement Agents first contacted the Investor about the Offering and (ii) the date that is the tenth (10) trading day prior to the date of this Agreement, it has not engaged in any short selling of the Company’s securities, or established or increased any “put equivalent position” as defined in Rule 16(a)-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Company’s securities.

5. Representations, Warranties and Covenants of the Company. The Company represents and warrants to, and agrees with, the Investor that:

5.1 The Company has prepared and filed in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and published rules and regulations thereunder (the “Rules and Regulations”) adopted by the Securities and Exchange Commission (the “Commission”) a “shelf” Registration Statement (as hereinafter defined) on Form S-3 as amended (No. 333-135054), which became effective on July 7, 2006 (the “Effective Date”), including a base prospectus relating to the Securities (the “Base Prospectus”), and such amendments and supplements thereto as may have been required to the date of this Agreement. The term “Registration Statement” as used in this Agreement means the registration statement (including all exhibits, financial schedules and all documents and information deemed to be a part of the Registration Statement pursuant to Rule 430A or 434(d) under the Securities Act), as amended or supplemented to the date of this Agreement, including the Base Prospectus. The Registration Statement is effective under the Securities Act and no stop order preventing or suspending the effectiveness of the Registration Statement or suspending or preventing the use of the Prospectus has been issued by the Commission and no proceedings for that purpose have been instituted or, to the knowledge of the Company, are threatened by the Commission. The Company, if required by the Rules and Regulations of the Commission, proposes to file the Prospectus (as defined below), with the Commission pursuant to Rule 424(b) of the Rules and Regulations. The term “Prospectus” as used in this Agreement means the Prospectus, in the form in which it is to be filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations, or, if the Prospectus is not to be filed with the Commission pursuant to Rule 424(b), the Prospectus in the form included as part of the Registration Statement as of the Effective Date, except that if any revised prospectus or prospectus supplement shall be provided to the Placement Agents by the Company for use in connection with the offering and sale of the Units which differs from the Prospectus (whether or not such revised prospectus or prospectus supplement is required to be filed by the Company pursuant to Rule 424(b) of the Rules and Regulations), the term “Prospectus” shall refer to such revised prospectus or prospectus supplement, as the case may be, from and after the time it is first provided to the Placement Agents for such use. Any preliminary prospectus or prospectus subject to completion included in the Registration Statement or filed with the Commission pursuant to Rule 424 under the Securities Act is hereafter called a “Preliminary Prospectus.” Any reference herein to the Registration Statement, any Preliminary Prospectus or the Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or before the last to occur of the Effective Date, the date of the Preliminary Prospectus, or the date of the Prospectus, and any reference herein to the terms “amend,” “amendment,” or “supplement” with respect to the Registration Statement, any Preliminary Prospectus or the

Prospectus shall be deemed to refer to and include (i) the filing of any document under the Exchange Act after the Effective Date, the date of such Preliminary Prospectus or the date of the Prospectus, as the case may be, which is incorporated by reference and (ii) any such document so filed, but excluding any documents or information furnished to the Commission under Item 2.02 or Item 7.01 of any Current Report on Form 8-K. If the Company has filed an abbreviated registration statement to register additional Securities pursuant to Rule 462(b) under the Rules (the “462(b) Registration Statement”), then any reference herein to the Registration Statement shall also be deemed to include such 462(b) Registration Statement.

5.2 As of the Applicable Time (as defined below) and as of the Closing Date, neither (i) the General Use Free Writing Prospectus (as defined below), if any, issued at or prior to the Applicable Time, and the Pricing Prospectus (as defined below) and the information included on Schedule B to the Placement Agent Agreement (the “Placement Agent Agreement”) by and among the Company and the Placement Agents of even date herewith (the “Pricing Information”), if any, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Free Writing Prospectus (as defined below), if any, when considered together with the General Disclosure Package, included or will include any untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to information contained in or omitted from any Issuer Free Writing Prospectus, in reliance upon, and in conformity with, written information furnished to the Company by the Placement Agents specifically for inclusion therein, which information the parties hereto agree is limited to the Placement Agents’ Information (as defined in Section 16 of the Placement Agent Agreement). As used in this Section 5.2 and elsewhere in this Agreement:

“Applicable Time” means 4:30 P.M., New York time, on the date of this Agreement.

“Pricing Prospectus” means the Preliminary Prospectus, if any, and the Base Prospectus, each as amended and supplemented as of immediately prior to the Applicable Time, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act relating to the Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g) under the Securities Act.

“General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is identified on Schedule A to the Placement Agent Ageement.

“Limited Use Free Writing Prospectuses” means any Issuer Free Writing Prospectus that is not a General Use Free Writing Prospectus.

5.3 No order preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus relating to the proposed offering of the Units has been issued by the Commission, and no proceeding for that purpose or pursuant to Section 8A of the Securities Act has been instituted or, to the knowledge of the Company, is threatened by the Commission, and each Preliminary Prospectus, if any, at the time of filing thereof, conformed in all material respects to the requirements of the Securities Act and the Rules and Regulations, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to information contained in or omitted from any Preliminary Prospectus, in reliance upon, and in conformity with, written information furnished to the Company by the Placement Agents specifically for inclusion therein, which information the parties hereto agree is limited to the Placement Agents’ Information (as defined in Section 16 of the Placement Agent Agreement).

5.4 At the time the Registration Statement and any amendments thereto became effective, at the date of this Agreement and at the Closing Date, the Registration Statement and any amendments thereto conformed and will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and at the effective time, at the date of this Agreement and at the Closing Date, did not and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and the Pricing Prospectus and Prospectus and any amendments or supplements thereto, at time the Pricing Prospectus and Prospectus or any amendment or supplement thereto was issued and at the Closing Date, conformed and will conform in all material respects to the requirements of the Securities Act and the Rules and Regulations and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing representations and warranties in this paragraph (d) shall not apply to information contained in or omitted from the Registration Statement or the Pricing Prospectus and Prospectus, or any amendment or supplement thereto, in reliance upon, and in conformity with, written information furnished to the Company by the Placement Agents specifically for inclusion therein, which information the parties hereto agree is limited to the Placement Agents’ Information (as defined in Section 16 of the Placement Agent Agreement).

5.5 Each Issuer Free Writing Prospectus, if any, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Units or until any earlier date that the Company notified or notifies the Placement Agent as described in Section 4(e) of the Placement Agent Agreement, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, Pricing Prospectus or the Prospectus, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified, or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances prevailing at the subsequent time, not misleading. The foregoing sentence does not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon, and in conformity with, written information furnished to the Company by the Placement Agent specifically for inclusion therein, which information the parties hereto agree is limited to the Placement Agents’ Information (as defined in Section 16 of the Placement Agent Agreement).

5.6 The documents incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and none of such documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and any further documents so filed and incorporated by reference in the Registration Statement, the Pricing Prospectus and the Prospectus, when such documents become effective or are filed with the Commission , as the case may be, will conform in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.7 The Company has not, directly or indirectly, distributed and will not distribute any offering material in connection with the offering and sale of the Units other than any Preliminary Prospectus, the Pricing Prospectus and the Prospectus and other materials, if any, permitted under the Securities Act and consistent with Section 4(b) of the Placement Agent Agreement. The Company will file with the Commission all Issuer Free Writing Prospectuses, if any, in the time and manner required under Rules 164(b)(2) and 433(d) under the Securities Act.

5.8 The Company has been duly organized and is validly existing as a corporation in good standing (or the equivalent thereof, if any) under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing (or the equivalent thereof, if any) as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, and has all power and authority necessary to own or hold its properties and to conduct the businesses in which it is engaged, except where the failure to be so qualified and in good standing or have such power or authority would not have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).

5.9 The Shares to be issued and sold by the Company hereunder and under the Subscription Agreements and the Warrant Shares, which are issuable upon exercise of the Warrants, have been duly and validly authorized and, when issued and delivered against payment therefor as provided herein, will be duly and validly issued, fully paid and nonassessable and free of any preemptive or similar rights. The Securities conform to the descriptions thereof contained in the General Disclosure Package.

5.10 The Company has an authorized capitalization as set forth in the General Disclosure Package. All of the issued and outstanding shares of capital stock of the Company have been duly and validly authorized and issued, are fully paid and non-assessable, have been issued in compliance with federal and state securities laws, and conform to the description thereof contained in the General Disclosure Package. None of the outstanding shares of Common Stock was issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding shares of capital stock, options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the General Disclosure Package. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, as described in the General Disclosure Package, completely, accurately and fairly present the information required to be shown with respect to such plans, arrangements, options and rights.

5.11 The Company has the full right, power and authority to enter into this Agreement and the Warrant and to perform and to discharge its obligations hereunder and thereunder; and each of this Agreement and the Warrant has been duly authorized, executed and delivered by the Company, and constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the enforcement of creditors’ rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding at equity or law, and may be limited by federal or state securities laws and public policy considerations in respect thereof.

5.12 The execution, delivery and performance of this Agreement and the Warrant by the Company and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, nor will such actions result in any violation of the provisions of the charter or by-laws of the Company or any statute, law, rule or regulation or any judgment, order or decree of any court or governmental agency or body having jurisdiction over the Company or any of its properties or assets, except for such breach, violation or default that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.13 No consent, approval, authorization, filing with or order of or registration with, any court or governmental agency or body is required in connection with the transactions contemplated herein, except such as have been obtained or made under the Securities Act or the Exchange Act and such as may be required under the securities, or blue sky, laws of any jurisdiction in connection with the offer and sale of the Units by the Company in the manner contemplated herein and in the General Disclosure Package.

5.14 The financial statements, together with the related notes and schedules, of the Company included in the General Disclosure Package, or the Registration Statement or incorporated by reference therein, as the case may be, present fairly the financial condition, results of operations and cash flows of the Company and its consolidated subsidiaries and other consolidated entities as of the dates and for the periods indicated, comply in all material respects with the Securities Act and the Rules and Regulations thereunder, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. No other financial statements or supporting schedules or exhibits are required by the Securities Act or the Rules and Regulations thereunder to be included in the General Disclosure Package or the Registration Statement or incorporated by reference therein, as the case may be.

5.15 Except as set forth in the General Disclosure Package there is no legal or governmental proceeding pending to which the Company is a party or of which any property or assets of the Company is the subject which is required to be described in the General Disclosure Package and is not described therein, or which, individually or in the aggregate, if determined adversely to the Company, would have a Material Adverse Effect or would prevent or adversely affect the ability of the Company to perform its obligations under this Agreement; and to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

5.16 The Company has made all filings, applications and submissions required by, and possesses all approvals, licenses, certificates, certifications, clearances, consents, exemptions, marks, notifications, orders, permits and other authorizations issued by, the appropriate federal, state or foreign regulatory authorities (including, without limitation, the Food and Drug Administration of the U.S. Department of Health and Human Services (the “FDA”), and any other foreign, federal, state or local government or regulatory authorities performing functions similar to those performed by the FDA) necessary to conduct its businesses (collectively, “Permits”), except for such Permits which the failure to obtain would not have a Material Adverse Effect (the “Immaterial Permits”), and is in compliance in all material respects with the terms and conditions of all such Permits other than the Immaterial Permits (the “Required Permits”); all of such Required Permits held by the Company are valid and in full force and effect; there is no pending or, to the Company’s knowledge, threatened action, suit, claim or proceeding which may cause any such Required Permit to be limited, revoked, cancelled, suspended, modified or not renewed and the Company has not received any notice of proceedings relating to the limitation, revocation, cancellation, suspension, modification or non-renewal of any such Required Permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated by the General Disclosure Package.

5.17 The Company’s collaboration agreement with LEO Pharma A/S (“LEO”), which provides LEO with exclusive rights for the commercialization of ATryn in Europe, the Middle East and Canada, remains in full force and effect.

6. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement or by the Placement Agents, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive after the Closing.

7. Additional Issuances of Securities.

7.1 For purposes of this Section 7, the following definitions shall apply.

(a) “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

(b) “Common Stock Equivalents” means, collectively, Options and Convertible Securities.

(c) “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for Common Stock.

(d) “Excluded Securities” means Common Stock issued or issuable: (i) as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock; (ii) in connection with any Approved Stock Plan; (iii) any securities issued to the seller as consideration for the acquisition of another entity by the Company by merger or share exchange (whereby the Company owns no less than 51% of the voting power of the surviving entity) or purchase of substantially all of such entity’s stock or assets; (iv) any securities issued in connection with a license, strategic partnership, joint venture or other similar agreement, provided that the purpose of such arrangement is not primarily the raising of capital; (v) upon exercise of warrants issued as a part of the issuance of straight debt securities (with no equity or equity-linked feature) issued to a financial institution or lender in connection with a bank loan, credit, lease, or other debt transaction with such financial institution or lender (where warrant coverage is not greater than 5%); (vi) upon conversion of any Options or Convertible Securities which are outstanding on the day immediately preceding the Closing Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Closing Date; or (vii) in the event participation may, in the sole discretion of counsel to the Company based upon the written advice of Nasdaq, result in aggregation for the purposes of the Nasdaq shareholder approval rules.

(e) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(f) “Trading Day” means any day on which the Common Stock is traded on the Nasdaq Global Market, or, if the Nasdaq Global Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City Time).

7.2 From the date hereof until the date that is six months after the Closing Date (the “Trigger Date”), the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”).

7.3 From the Trigger Date until the fifteen (15) month anniversary of the Closing Date, the Company will not, directly or indirectly, effect any Subsequent Placement unless the Company shall have first complied with this Section 7.3.

(a) The Company shall deliver to each Investor an irrevocable written notice (the ”Offer Notice”) of any proposed or intended issuance or sale or exchange (the ”Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Investors 20% of the Offered Securities, allocated among such Investors (a) based on such Investor’s pro rata portion of Common Stock purchased hereunder (the “Basic Amount”), and (b) with respect to each Investor that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Investors as such Investor shall indicate it will purchase or acquire should the other Investors subscribe for less than their Basic Amounts (the “Undersubscription Amount”).

(b) To accept an Offer, in whole or in part, such Investor must deliver a written notice to the Company prior to the end of the tenth (10th) Business Day after such Investor’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Investor’s Basic Amount that such Investor elects to purchase and, if such Investor shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Investor elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all eligible Investors are less than the total of all of the Basic Amounts, then each Investor who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Investor who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Investor bears to the total Basic Amounts of all eligible Investors that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

(c) The Company shall have ten (10) business days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the eligible Investors (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

(d) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 7.3(c) above), then each Investor may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Investor elected to purchase pursuant to Section 7.3(b) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities the Company actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Investors pursuant to Section 7.3(c) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Investor so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, the Company may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Investors in accordance with Section 7.3(a) above.

(e) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Investors shall acquire from the Company, and the Company shall issue to the Investors, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 7.3(d) above if the Investors have so elected, upon the terms and conditions specified in the Offer. Notwithstanding anything to the contrary contained in this Agreement, if the Company does not consummate the closing of the issuance, sale or exchange of all or less than all of the Refused Securities within ten (10) business days of the expiration of the Offer Period, the Company shall issue to the Investors the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 7.3(d) above if the Investors have so elected, upon the terms and conditions specified in the Offer. The purchase by the Investors of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Investors of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Investors and their respective counsel.

(f) Any Offered Securities not acquired by the Investors or other persons in accordance with Section 7.3(c) above may not be issued, sold or exchanged until they are again offered to the eligible Investors under the procedures specified in this Agreement.

7.4 The restrictions contained in Sections 7.2 and 7.3 shall not apply in connection with the issuance of any Excluded Securities.

7.5 Notwithstanding anything to the contrary contained in this Section 7, in connection with any Subsequent Placement involving a public offering, the Company shall deliver the Offer Notice to the Investors on the later of (i) five (5) business days prior to the proposed pricing of the Subsequent Financing or (ii) the commencement of marketing of the Subsequent Financing, but in no event less than one (1) business day prior to the proposed pricing date of the Subsequent Financing, and the Offer Notice shall only be required to provide the reasonably anticipated transaction terms (but not pricing) and description of the Offered Securities.

8. From the date hereof until the 6 month anniversary of the Closing Date, the Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, preferred shares, (iii) any debt security of the Company which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company. The forgoing not withstanding, this shall not apply to: (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock; (b) any capital stock or derivative thereof granted to an employee, director or consultant under a Company stock or stock option plan or as compensation for services; (c) any securities issued as consideration for the acquisition of another entity by the Company by merger or share exchange (whereby the Company owns no less than 51% of the voting power of the surviving entity) or purchase of substantially all of such entity’s stock or assets; (d) any securities issued in connection with a license, strategic partnership, joint venture or other similar agreement, provided that the purpose of such arrangement is not primarily the raising of capital; (e) straight debt securities (with no equity or equity-linked feature) issued to a financial institution or lender in connection with a bank loan, credit, lease, or other debt transaction with such financial institution or lender (where warrant coverage is not greater than 5%); (f) securities issuable upon the exercise or conversion of securities outstanding on the Closing Date; or (g) any securities the issuance of which is approved by a majority of the Investors.

9. Notices. All notices, requests, consents and other communications hereunder will be in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and will be delivered and addressed as follows:

(a) if to the Company, to:

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, MA 01702

Attention: President

Phone: (508) 620-9700

Telecopy: (508) 370-3797

with copies to:

Edwards Angell Palmer & Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Attention: Nathaniel S. Gardiner, Esq.

Phone: (617) 239-0293

Telecopy: (617) 227-4420

(b) if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in writing.

10. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

11. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

12. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

13. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus (or if no physical Prospectus is delivered, when an electronic version of the Prospectus is available to the Investor).

15. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus (or if the Prospectus is otherwise made available to the Investor), shall constitute written confirmation of the Company’s sale of Shares to such Investor.

16. Termination. In the event that the Placement Agreement is terminated by the Placement Agents pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.

The Company has filed a registration statement (Registration No. 333-135054, including a base prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company or any placement agent participating in the offering will arrange to send you the Base Prospectus if you request it by calling (212) 389-8011.

EXHIBIT A

FORM OF WARRANT

COMMON STOCK PURCHASE WARRANT

To Purchase _________ Shares of Common Stock of

GTC Biotherapeutics, Inc.

Date of Issuance: July __, 2006

This Common Stock Purchase Warrant (this “Warrant”) certifies that, for value received, ___________________________ (the “Holder”), is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after __________ __, 2006 (the “Initial Exercise Date”) and on or prior to the close of business on the tenth anniversary of the Date of Issuance (the “Termination Date”) but not thereafter, to subscribe for and purchase from GTC Biotherapeutics, Inc., a corporation incorporated in the Commonwealth of Massachusetts (the “Company”), up to __________ shares (the “Warrant Shares”) of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”). The purchase price of one share of Common Stock (the “Exercise Price”) under this Warrant shall be $1.4145. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in that certain Subscription Agreement (the “Subscription Agreement”), dated as of July 18, 2006, between the Company and the Investor. This Warrant is one of a series of warrants issued as of the date hereof (the “Warrants”) pursuant to subscription agreements substantially the same as the Subscription Agreement.

1. Title to Warrant. Prior to the Termination Date and subject to compliance with applicable laws and to the conditions set forth in Section 7(d) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, at the office or agency of the Company by the Holder in person or by duly authorized attorney, upon surrender of this Warrant together with the Assignment Form annexed hereto properly endorsed.

2. Authorization of Shares. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

3. Exercise of Warrant.

(a) Except as provided elsewhere herein, exercise of the purchase rights represented by this Warrant may be made at any time or times on or after the Initial Exercise Date until 6:30 p.m. (New York City time) on the Termination Date by delivery of the Notice of Exercise Form annexed hereto duly executed, at the office of the Company specified in Section 17(k) hereto and upon payment of the Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank or notification to the Company of a cashless exercise as provided in clause (c) below. On or before the third (3rd) business day following the Date of Exercise (as defined herein), certificates for Warrant Shares purchased hereunder shall be transmitted by the transfer agent of the Company to the Holder by crediting the account of the Holder’s prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is a participant in such system, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise Form. This Warrant shall be deemed to have been exercised and such certificate or certificates shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the Date of Exercise and all taxes required to be paid by the Holder, if any, pursuant to Section 5 prior to the issuance of such shares, have been paid. A “Date of Exercise” means the date on which the Holder shall have delivered to the Company (i) the Notice of Exercise Form appropriately completed and duly signed and (ii) (A) payment of the Exercise Price for the number of Warrant Shares so indicated by the Holder to be purchased or (B) notification to the Company that this Warrant is being exercised pursuant to a cashless exercise pursuant to clause (c) below. The foregoing not withstanding, the holder shall deliver the Warrant to the Company within three (3) business days following the Date of Exercise if the Warrant was not delivered with the Notice of Exercise Form.

(b) If this Warrant shall have been exercised in part, the Company shall, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to Holder a new Warrant evidencing the rights of Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(c) If at the time of the exercise of this Warrant there is no effective registration statement permitting the sale of the Warrant Shares by the Company to the Holder, then this Warrant may also be exchanged at such time and from time to time, in whole or in part, for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the Weighted Average Price (as defined in Section 17) on the trading day preceding the date of such election;

(B) = the Exercise Price of the Warrants, as adjusted; and

(X) = the number of Warrant Shares issuable upon exercise of the Warrants in accordance with the terms of this Warrant.

(d) Company’s Failure to Timely Deliver Securities. If the Company shall fail for any reason or for no reason to issue to the Holder on the Share Delivery Date, a certificate for the Common Shares to which the Holder is entitled or to credit the Holder’s balance account with DTC for such number of Common Shares to which the Holder is entitled upon the Holder’s exercise of this Warrant, if on or after such date the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) business days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to

2

deliver such certificate (and to issue such Common Shares) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Shares, times (B) the Weighted Average Price on the date of exercise.

4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price.

5. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder; and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.

6. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

7. Transfer, Division and Combination.

(a) Subject to compliance with any applicable securities laws and the conditions set forth in Sections 1 and 7(d) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. A Warrant, if properly assigned, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

(b) This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 7(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice.

3

(c) The Company shall prepare, issue and deliver at its own expense (other than transfer taxes) the new Warrant or Warrants under this Section 7.

(d) The Company agrees to maintain, at its aforesaid office, books for the registration and the registration of transfer of the Warrants.

8. No Rights as Shareholder until Exercise. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company prior to the exercise hereof. Upon the surrender of this Warrant and the payment of the aggregate Exercise Price (or if permitted hereunder, by means of a cashless exercise), the Warrant Shares so purchased shall be and be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the later of the date of such surrender or payment.

9. Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

10. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

11. Adjustments of Exercise Price and Number of Warrant Shares. The number and kind of securities purchasable upon the exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time upon the happening of any of the following. In case the Company shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock to holders of its outstanding Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock, then the number of Warrant Shares purchasable upon exercise of this Warrant immediately prior thereto shall be adjusted so that the Holder shall be entitled to receive the kind and number of Warrant Shares or other securities of the Company which it would have owned or have been entitled to receive had such Warrant been exercised in advance thereof. Upon each such adjustment of the kind and number of Warrant Shares or other securities of the Company which are purchasable hereunder, the Holder shall thereafter be entitled to purchase the number of Warrant Shares or other securities resulting from such adjustment at an Exercise Price per Warrant Share or other security obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares purchasable pursuant hereto immediately prior to such adjustment, and dividing such product by the number of Warrant Shares or other securities of the Company resulting from such adjustment. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

4

12. Fundamental Transactions. If, at any time while this Warrant is outstanding, (1) the Company effects any merger or consolidation of the Company with or into another person or entity, (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer approved or authorized by the Board of Directors of the Company (whether by the Company or another person or entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the holder a new warrant consistent with the foregoing provisions and evidencing the holder’s right to exercise such warrant into Alternate Consideration; provided that this Warrant shall have been cancelled or amended to the extent such cancellation or amendment is necessary so that such new warrant does not unjustly or disproportionately enrich the holder of the new warrant relative to a holder of the number of Shares for which this Warrant is exercisable immediately prior to such event. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this Section 12 and insuring that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding the foregoing, upon a Fundamental Transaction other than a reverse stock split or other reclassification of the common stock that results in conversion or exchange of the common stock solely for other securities of the Company, at the written request of the Holder delivered before the 10th trading day after such Fundamental Transaction, the Company (or the successor entity) shall purchase this Warrant from the Holder by paying to the Holder, within five days after such request, cash in an amount equal to the Black-Scholes Value (as defined below) of the remaining unexercised portion of this Warrant. “Black-Scholes Value” means the value of the unexercised portion of this Warrant calculated using the Black-Scholes Option Pricing Model determined as of the trading day immediately prior to consummation of the applicable Fundamental Transaction and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the trading day immediately prior to consummation of the applicable Fundamental Transaction and (ii) an expected volatility equal to the 100 day historical price volatility obtained from the HVT function on Bloomberg as of the trading day immediately prior

5

to the public announcement of the applicable Fundamental Transaction., capped at (A) until and including the seventh anniversary of the Initial Exercise Date, 100% and (B) thereafter, 60%.

13. Limitation on Exercise. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Holder upon any exercise of this Warrant (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of shares of Common Stock then beneficially owned by such Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, does not exceed 4.999% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such exercise). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. Each delivery of an Exercise Notice hereunder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that issuance of the full number of Warrant Shares requested in such Exercise Notice is permitted under this paragraph. This provision shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 12 of this Warrant. This restriction may not be waived without the consent of the Holder.

14. Notice of Adjustment. Whenever the number of Warrant Shares or number or kind of securities or other property purchasable upon the exercise of this Warrant or the Exercise Price is adjusted, as herein provided, the Company shall promptly give notice thereof to the Holder, which notice shall state the number of Warrant Shares (and other securities or property) purchasable upon the exercise of this Warrant and the Exercise Price of such Warrant Shares (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made.

15. Notice of Corporate Action. If at any time: (a) the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or (b) there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or, (c) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of such cases, the Company shall give to Holder (i) at least 20 days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (ii) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify

6

(i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of Common Stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (ii) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of Common Stock shall be entitled to exchange their Warrant Shares for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with Section 17(c).

16. Authorized Shares. The Company covenants that during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Principal Market (as definedin Section 17) upon which the Common Stock may be listed at such time.

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its articles of organization or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant, and (c) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

17. Miscellaneous.

(a) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule

7

(whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(b) Nonwaiver. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies, notwithstanding all rights hereunder terminate on the Termination Date.

(c) Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be delivered in accordance with the notice provisions of the Subscription Agreement.

(d) Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant or purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

(e) Remedies. Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive the defense in any action for specific performance that a remedy at law would be adequate.

(f) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of all Holders from time to time of this Warrant and shall be enforceable by any such Holder or holder of Warrant Shares.

(g) Amendment. Except as provided in Section 13, this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company

8

and the holders of Warrants issued under the Purchase Agreement representing two-thirds of the Warrant Shares issuable under Warrants then outstanding as of the date such consent is sought; provided, however, that (i) no such amendment shall adversely affect any Holder differently than it affects all other Holders, unless such Holder consents thereto and (ii) no amendment may increase the Exercise Price, decrease the number of shares or class of shares obtainable upon exercise of this Warrant or decrease the time period in which this Warrant can be exercised without the written consent of the Holder.

(h) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(i) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(j) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(k) Notices. Any and all notices or other communications or deliveries hereunder (including without limitation any Notice of Exercise Form) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a trading day, (ii) the next Trading day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a trading day or later than 6:30 p.m. (New York City time) on any trading day, (iii) the trading day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Company, to __________________________________

(l) Certain Definitions.

(i) “Principal Market” means any of the following markets which shares of Common Stock are listed or quoted: the American Stock Exchange, the New York Stock Exchange, the Nasdaq Global Market or the Nasdaq Capital Market

(ii) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on NASDAQ during the period beginning at 9:30:01 a.m., New York Time (or such other time as NASDAQ publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as NASDAQ publicly announces is the official close of trading) as reported by Bloomberg through its “Volume at Price” functions, or, if the foregoing does not apply, the volume-weighted average price of such security on another Principal Market for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time

9

(or such other time as such Principal Market publicly announces is the official close of trading) as reported by Bloomberg, or, if the foregoing does not apply, the volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

[Remainder of page intentionally left blank.]

10

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

Dated: July ___, 2006

GTC BIOTHERAPEUTICS, INC.

By:  _______________________________

        Name:

        Title:

11

NOTICE OF EXERCISE

To:	GTC Biotherapeutics, Inc.

(1) The undersigned hereby elects to purchase ___________ Warrant Shares of GTC Biotherapeutics, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the exercise price of such Warrant Shares in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

☐	lawful money of the United States; or

☐	the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 3(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 3(c).

(3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

____________________________________

The Warrant Shares shall be delivered to the following:

____________________________________

____________________________________

____________________________________

OR

DWAC the shares to:

DTC# _______________________________

Account # ____________________________

Reference# ___________________________

12

SIGNATURE OF HOLDER

Dated as of: ____________, 2006

_____________________________________

HOLDER

By: __________________________________

Print Name: ____________________________

13

ASSIGNMENT FORM

for

Common Stock Purchase Warrant

of GTC Biotherapeutics, Inc.

(To assign the foregoing Warrant, execute

this form and supply required information.

Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Dated: _______________________

Holder’s Signature: ________________________________

Holder’s Address: _________________________________

Signature Guaranteed: ______________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

14

EXHIBIT B

GTC BIOTHERAPEUTICS, INC.

INVESTOR QUESTIONNAIRE

Pursuant to Section 3 of Annex I to the Agreement, please provide us with the following information:

1.	The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:	___________________________

2.	The relationship between the Investor and the registered holder listed in response to item 1 above:	___________________________

3.	The mailing address of the registered holder listed in response to item 1 above:	___________________________

4.	The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:	___________________________

5.	Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained)	___________________________

6.	DTC Participant Number	___________________________

7.	Name of Account at DTC Participant being credited with the Shares	___________________________

8.	Account Number at DTC Participant being credited with the Shares	___________________________

9.	The exact name that the Warrants are to be registered in:	___________________________